Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD PRICES $2.2 BILLION OF CONVERTIBLE SENIOR NOTES;

COMPANY TO REPURCHASE $1 BILLION IN COMMON STOCK

Foster City, California, July 27, 2010 — Gilead Sciences, Inc. (Nasdaq: GILD) today announced the pricing of its offering of $1.1 billion aggregate principal amount of 1.00% convertible senior notes due 2014 and $1.1 billion aggregate principal amount of 1.625% convertible senior notes due 2016 to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Gilead has also granted the initial purchasers a 13-day option to purchase up to $150 million in aggregate principal amount of additional 2014 notes and up to $150 million in aggregate principal amount of additional 2016 notes.

Both series of notes will pay interest semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2010. The 2014 notes will mature on May 1, 2014 and the 2016 notes will mature on May 1, 2016, unless previously converted in accordance with their terms prior to such date. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be settled, at Gilead’s election, in cash, common stock or a combination of cash and common stock. The initial conversion rate for the 2014 notes will be 22.1845 shares of Gilead common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $45.08 per share of common stock. The initial conversion rate for the 2016 notes will be 22.0214 shares of Gilead common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $45.41 per share of common stock. The conversion rates for the 2014 notes and the 2016 notes represent an approximate 35% and 36% conversion premium, respectively, over the last reported sale price of Gilead’s common stock on July 26, 2010, which was $33.39 per share. The conversion rate and the conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits.

Gilead estimates that the net proceeds from the offering will be approximately $2.166 billion after deducting discounts, commissions and expenses.

Gilead expects to use at least $1 billion of the net proceeds from the offering to repurchase shares of its common stock in privately negotiated, off-market transactions from purchasers of the notes, contemporaneously with the pricing of the notes offering and thereafter, pursuant to its previously announced $5 billion stock repurchase program. In addition, proceeds from the offering, together with any proceeds from the warrant transactions described below, will be used to fund the convertible note hedge transactions described below that Gilead has entered into with certain of the initial purchasers of the notes and/or their affiliates, as option counterparties. The remaining proceeds from the offering will be added to Gilead’s working capital and will be used for general corporate purposes, including additional repurchases of its common stock and repayment of Gilead’s existing indebtedness. Gilead’s repurchases of its common stock may be made through open market and private block transactions pursuant to Rule 10b5-1 plans, privately negotiated transactions, an accelerated share repurchase program or other means as determined by Gilead’s management.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA

phone 650 574 3000 facsimile 650 578 9264

July 27, 2010	Page 2

In order to reduce the potential dilution of Gilead’s common stock upon future conversion of the notes, Gilead has entered into convertible note hedge transactions with the option counterparties. Gilead has also entered into separate warrant transactions with the same counterparties. The warrants associated with the 2014 notes have an exercise price of $56.763, which is 70% higher than the closing price of Gilead’s stock on July 26, 2010. The warrants associated with the 2016 notes have an exercise price of $60.102, which is 80% percent higher than the closing price of Gilead’s stock on July 26, 2010.

In connection with establishing their initial hedge positions with respect to the convertible note hedge transactions and warrant transactions, the option counterparties and/or their affiliates expect to enter into various over-the-counter derivative transactions with respect to Gilead’s common stock with, and may purchase shares of Gilead’s common stock in privately negotiated, off-market transactions from, the purchasers of the notes concurrently with or shortly after the pricing of the notes. This activity could increase (or limit a decrease in) the market price of Gilead’s common stock at such time.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Gilead’s common stock issuable upon conversion or exercise of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including satisfaction of the closing conditions contained in the purchase agreement between Gilead and the initial purchasers, which include a condition that there be no material adverse effect on Gilead’s business prior to the closing of the offering and other conditions in whole or in part beyond Gilead’s control., and Gilead’s ability to consummate repurchases of shares of its common stock (including under the accelerated share repurchase program) due to changes in our stock price, corporate or other market conditions. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering are described in detail in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2009 and Gilead’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, each as filed with the U.S. Securities and Exchange Commission, and each may be updated by the risk factors set forth in any subsequent filing by Gilead with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

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